EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
SEPTEMBER 2016 MONTHLY DIVIDEND AND
AUGUST 31, 2016 RMBS PORTFOLIO CHARACTERISTICS

	September 2016 Monthly Dividend of $0.14 Per Share
	RMBS Portfolio Characteristics as of August 31, 2016

Vero Beach, Fla., September 12, 2016 - Orchid Island Capital, Inc. (the "Company") (NYSE:ORC) announced today that the Board of Directors declared a monthly cash dividend for the month of September 2016. The dividend of $0.14 per share will be paid September 30, 2016, to holders of record on September 28, 2016, with an ex-dividend date of September 26, 2016.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust ("REIT"), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that a certain percentage of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of September 12, 2016, the Company had 25,653,234 shares outstanding, including shares sold through the Company's at the market program through that date that have not yet settled. At June 30, 2016, the Company had 22,430,858 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of August 31, 2016 are presented below. These figures are preliminary and subject to change. The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

	RMBS Valuation Characteristics
	RMBS Assets by Agency
	Investment Company Act of 1940 (Whole Pool) Test Results
	Repurchase Agreement Exposure by Counterparty
	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a REIT for federal income tax purposes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements include, but are not limited to, statements about the Company's distributions. These forward-looking statements are based upon Orchid Island Capital, Inc.'s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2015.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Aug 2016 CPR
Asset Category	Face	Value	Price	Portfolio	Coupon	(Reported in Sep)
As of August 31, 2016
Adjustable Rate RMBS	$1,960	$2,070	105.63	0.08%	3.12%	0.66%
10-1 Hybrid Rate RMBS	47,901	49,915	104.20	2.04%	2.55%	15.50%
Hybrid Adjustable Rate RMBS	47,901	49,915	104.20	2.04%	2.55%	15.50%
15 Year Fixed Rate RMBS	90,097	95,864	106.40	3.90%	3.28%	7.23%
20 Year Fixed Rate RMBS	406,761	444,620	109.31	18.10%	4.00%	10.11%
30 Year Fixed Rate RMBS	1,600,758	1,772,162	110.71	72.17%	4.35%	9.17%
Total Fixed Rate RMBS	2,097,616	2,312,646	110.25	94.17%	4.24%	9.27%
Total Pass-through RMBS	2,147,477	2,364,631	110.11	96.29%	4.20%	9.40%
Interest-Only Securities	566,729	50,196	8.86	2.04%	3.56%	19.52%
Inverse Interest-Only Securities	215,712	41,012	19.01	1.67%	5.76%	17.71%
Structured RMBS	782,441	91,208	11.66	3.71%	4.55%	19.02%
Total Mortgage Assets	$2,929,918	$2,455,839		100.00%	4.22%	11.97%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of August 31, 2016			As of August 31, 2016
Fannie Mae	$1,914,816	78.0%	Whole Pool Assets	$1,975,955	80.5%
Freddie Mac	532,923	21.7%	Non Whole Pool Assets	479,884	19.5%
Ginnie Mae	8,100	0.3%	Total Mortgage Assets	$2,455,839	100.0%
Total Mortgage Assets	$2,455,839	100.0%

Borrowings By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of August 31, 2016	Borrowings(1)	Debt	in Days	Maturity
Citigroup Global Markets Inc	$269,245	11.4%	38	10/12/2016
Mitsubishi UFJ Securities (USA), Inc	207,533	9.0%	41	10/17/2016
J.P. Morgan Securities LLC	205,895	8.9%	16	10/11/2016
South Street Securities, LLC	185,873	8.0%	5	10/19/2016
RBC Capital Markets, LLC	182,192	7.9%	42	10/14/2016
Goldman, Sachs & Co	162,228	7.0%	43	10/14/2016
ICBC Financial Services LLC	144,037	6.2%	33	10/11/2016
ED&F Man Capital Markets Inc	138,101	6.0%	37	11/3/2016
Wells Fargo Bank, N.A.	117,098	5.1%	10	9/12/2016
Daiwa Securities America Inc.	114,719	5.0%	9	9/12/2016
Cantor Fitzgerald & Co	114,312	4.9%	49	10/24/2016
Natixis, New York Branch	98,782	4.3%	11	9/21/2016
KGS-Alpha Capital Markets, L.P	89,657	3.9%	19	9/26/2016
Nomura Securities International, Inc.	69,613	3.0%	13	9/26/2016
Guggenheim Securities, LLC	66,010	2.9%	53	10/28/2016
Mizuho Securities USA, Inc	61,671	2.7%	16	9/19/2016
FHLB-Cincinnati	55,369	2.4%	1	9/1/2016
Morgan Stanley & Co. LLC	26,655	1.2%	9	9/9/2016
Suntrust Robinson Humphrey, Inc	4,218	0.2%	2	9/2/2016
Total Borrowings	$2,313,208	100.0%	28	11/3/2016

(1)
In August 2016, the Company sold assets with a fair value of approximately $28.0 million which settle in September 2016. The table above includes repurchase agreement borrowings of approximately $26.5 million which are collateralized by these sold securities.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average		Weighted		Weighted		Modeled	Modeled
		Months		Average		Average		Interest	Interest
		To Next		Lifetime		Periodic		Rate	Rate
	Fair	Coupon Reset		Cap		Cap Per Year		Sensitivity	Sensitivity
Asset Category	Value	(if applicable)		(if applicable)		(if applicable)		(-50 BPS)(1)	(+50 BPS)(1)
As of August 31, 2016
Adjustable Rate RMBS	$2,070	8		10.05%		2.00%		$12	$(12)
Hybrid Adjustable Rate RMBS	49,915	77		7.55%		2.00%		462	(707)
Total Fixed Rate RMBS	2,312,646	n/	a	n/	a	n/	a	29,064	(42,412)
Total Pass-through RMBS	2,364,631	n/	a	n/	a	n/	a	29,538	(43,131)
Interest-Only Securities	50,196	n/	a	n/	a	n/	a	(7,827)	6,452
Inverse Interest-Only Securities	41,012	1		6.28%		n/	a	395	(1,402)
Structured RMBS	91,208	n/	a	n/	a	n/	a	(7,432)	5,050
Total Mortgage Assets	$2,455,839	n/	a	n/	a	n/	a	$22,106	$(38,081)

Funding Hedges
								Modeled	Modeled
								Interest	Interest
				Average		Hedge		Rate	Rate
				Notional		Period		Sensitivity	Sensitivity
				Balance(2)		End Date		(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions				$200,000		Mar-2019		$(1,431)	$2,750
Treasury Futures Contracts - Short Positions				185,000		Sep-2026		(8,108)	7,303
Payer Swaps				600,000		Feb-2020		(9,678)	9,678
TBA Short Positions				100,000		Sep-2016		(675)	1,428
Grand Total								$2,214	$(16,922)

(1)
Modeled results from Citigroup Global Markets Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR option-adjusted spreads. These results are for illustrative purposes only and actual results may differ materially.

(2)	Treasury futures contracts were valued at a price of $131.88 at August 31, 2016. The nominal value of the short position was $244.0 million.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400